Exhibit 99.1

GLOBAL PARTNERS LP

Global Partners LP Announces Cash Tender Offer for
Any and All Outstanding 6.25% Senior Notes Due 2022

WALTHAM, Mass., — (BUSINESS WIRE) July 22, 2019 — Global Partners LP (NYSE: GLP) (“Global”) announced today that it has commenced a cash tender offer (the “offer”) to purchase any and all of the outstanding 6.25% Senior Notes due 2022 (the “notes”), co-issued by Global and GLP Finance Corp. (“GLP Finance”), a wholly owned subsidiary of Global. The offer is made pursuant to an Offer to Purchase, a related Letter of Transmittal and a related Notice of Guaranteed Delivery, each dated July 22, 2019, which set forth the complete terms and conditions of the offer.

The offer is scheduled to expire at 5:00 p.m. New York City Time on July 30, 2019, unless extended or earlier terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”). Holders of notes who validly tender (and do not validly withdraw) their notes prior to the Expiration Time, or who comply with the procedures for guaranteed late delivery in accordance with the instructions described in the Offer to Purchase, will be eligible to receive in cash $1,018.63 for each $1,000 principal amount of notes that are accepted for purchase in the offer, plus accrued and unpaid interest thereon from the last interest payment date up to, but not including, the initial settlement date, which is expected to be July 31, 2019. The settlement date for any notes tendered pursuant to a Notice of Guaranteed Delivery is expected to be August 2, 2019.

Certain information regarding the notes and the terms of the offer is summarized in the table below.

Title of Security	CUSIP Number	Principal Amount Outstanding	Purchase Price per $1,000 of Notes
6.25% Senior Notes due 2022	37954FAB0	$375,000,000	$1,018.63

Tendered notes may be validly withdrawn at any time (i) prior to the Expiration Time and (ii) after the 60th business day after the commencement of the offer if for any reason the offer has not been consummated within 60 business days after commencement.

The offer is conditioned upon the satisfaction of certain conditions, including the completion of a contemporaneous senior notes offering by Global and GLP Finance on terms and conditions satisfactory to Global. The offer is not conditioned upon any minimum amount of notes being tendered.

The offer may be amended, extended, terminated or withdrawn in Global’s sole discretion.

There is no assurance that the offer will be subscribed for in any amount. Global intends to redeem any of the notes that remain outstanding promptly after expiration of the offer.

Global has retained BofA Merrill Lynch to serve as the exclusive dealer manager for the offer and D.F. King & Co., Inc. to serve as the tender agent and information agent for the offer.

Questions regarding the terms of the offer may be directed to BofA Merrill Lynch by calling (888) 292-0070 (toll-free) or (980) 386-6026 (collect). Requests for documents should be directed to D.F. King & Co., Inc. by calling (800) 821-8781 or, for banks and brokers, (212) 269-5550, or emailing globalpartners@dfking.com. Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery are also available at the following web address: http://www.dfking.com/global

Neither Global, the dealer manager, the depositary nor the information agent makes any recommendation to any holder whether to tender or refrain from tendering any or all of such holder’s notes, and none of them have authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the offer documents, consult their own investment and tax advisors and make their own decisions whether to tender notes.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any notes in the offer. In addition, this press release is not an offer to sell or the solicitation of an offer to buy any securities issued in connection with any contemporaneous notes offering, nor shall there be any sale of the securities issued in such offering in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Global Partners LP

With approximately 1,600 locations primarily in the Northeast, Global is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada.

Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on Global. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Global will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond Global’s control) and assumptions that could cause actual results to differ materially from Global’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from Global’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Source: Global Partners LP

Global Partners LP

Daphne H. Foster, (781) 894-8800

Chief Financial Officer

or

Edward J. Faneuil, (781) 894-8800

Executive Vice President,

General Counsel and Secretary